Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: February 4, 2008

Contacts:	Investor Relations	Media Relations
	Jeff Norris	Tatiana Stead	Julie Rakes
	703-720-2455	703-720-2352	804-284-5800

Capital One CEO Enters into Pre-Arranged Stock Trading Plan

McLean, Va. (Feb 4, 2008) – Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation (NYSE: COF), today announced that he has adopted a pre-arranged stock trading plan (the “Plan”) to exercise approximately 1.13 million options to purchase Capital One stock. Mr. Fairbank will only sell shares issued upon exercise of the options sufficient to cover the exercise price of the options, taxes and other transaction-related expenses. Fairbank will retain the remainder of the shares. The plan covers stock options granted in April 1999 that will expire in April 2009.

The transactions under the Plan are expected to occur at predetermined times in March and April of 2009 and will be disclosed publicly as they occur through Form 144 and Form 4 filings with the Securities and Exchange Commission.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $83.0 billion in deposits and $151.4 billion in managed loans outstanding as of December 31, 2007. Headquartered in McLean, VA, Capital One has 742 locations in New York, New Jersey, Connecticut, Texas and Louisiana. It is a diversified financial services company whose principal subsidiaries, Capital One, N.A., Capital One Bank, and Capital One Auto Finance, Inc., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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